CODE OF ETHICS

EFFECTIVE DATE: DECEMBER 1, 2019

Background	1

Introduction	1

Definitions	1

Compliance Procedures	3

Compliance With Laws and Regulations	3

Prohibited Purchases and Sales	3

Insider Trading	3

Initial Public Offerings (“IPO”)	3

Limited or Private Offerings	3

Miscellaneous Restriction	4

Blackout Periods	4

Margin Accounts	4

Option Transactions	4

Short Sales	4

Short-Term Trading	4

Prohibited Activities	4

Conflicts of Interest	4

Political and Charitable Contributions	5

Gifts and Entertainment	5

Service on Board of Directors	6

Confidentiality	6

Pre-Clearance	6

Personal Securities Reporting and Monitoring	6

Orion Inform	6

Reporting Confidentiality	6

Exceptions to Reporting Requirements	6

Review of Rersonal Securities	7

Small Advisers	7

Reporting Violations and Whistleblower Provisions	7

Certification of Compliance	7

Initial Certification	7

Acknowledge of Amendments	8

Annual Certification	8

BACKGROUND

In accordance with Securities and Exchange Commission (“SEC”) regulations, Kingsview Wealth Management, LLC (“KWM”) has adopted a code of ethics to:

●	Set forth standards of conduct expected of all supervised persons (including compliance with federal securities laws);

●	Safeguard material non-public information about client transactions; and

●	Require “access person” to report their personal securities transactions. In addition, the activities of an investment adviser and its personnel must comply with the broad antifraud provisions of Section 206 of the Advisers Act

INTRODUCTION

As an investment advisory firm, KWM has an overarching fiduciary duty to its clients. They deserve its undivided loyalty and effort, and their interests come first. KWM has an obligation to uphold that fiduciary duty and see that its personnel do not take inappropriate advantage of their positions and the access to information that comes with their positions.

KWM holds it supervised persons accountable for adhering to and advocating the following general standards to the best of their knowledge and ability:

●	Always place the interest of the clients first and never benefit at the expense of advisory clients;

●	Always act in an honest and ethical manner, including in connection with the handling and avoidance of actual or potential conflicts of interest between personal and professional relationships;

●	Always maintain the confidentiality of information concerning the identity of security holdings and financial circumstances of clients;

●	Fully comply with applicable laws, rules and regulations of federal, state and local governments and other applicable regulatory agencies; and

●	Proactively promote ethical and honest behavior with KWM including, without limitation, the prompt reporting of violations of, and being accountable for adherence to this Code of Ethics.

Failure to comply with KWM’s Code of Ethics may result in disciplinary action, up to and including termination of employment.

DEFINITIONS

“Access Person” includes any supervised person who has access to non-public information regarding any client’s purchase of sale of securities, or non-public information regarding the portfolio holdings of any client account or any fund the adviser or its controlling affiliates manage, or is involved in making securities recommendations to clients, or has access to such recommendations that are non-public. All of the firm’s directors, officers, and partners are presumed to be access persons.

“Advisers Act” means Investment Advisers Act of 1940.

“Adviser” means KWM.

“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934: a direct or indirect “pecuniary interest” that is held or shared by a person directly or indirectly in a security, through any contract, arrangement, understanding, relationship or otherwise, which offers the opportunity to directly or indirectly profit or share in any profit from a transaction. An access person is presumed to have beneficial ownership in any family member’s account.

“CCO” means Chief Compliance Officer per rule 206(4)-7 of the Investment Advisers Act of 1940.

For the purpose of this Code of Ethics, a “Conflict of Interest” will be deemed to be present when an individual’s private interest interferes in any way, or even appears to interfere, with the interests of the adviser as a whole.

“Initial Public Offering” means any offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

“Investment personnel” means any employee of the adviser or of any company in a control relationship to the Adviser who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities for clients.

“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.

“Reportable Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, investment-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group of index of securities (including any interest therein or based on value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or in general, any interest or instrument commonly known as a “security”, or any certification or interest or participation in, temporary or interim certificate for, receipt for guaranty, or warrant or right to subscribe to purchase any of the foregoing except:

●	Direct obligations of the Government of the United States

●	Bankers’ acceptances, bank certificates or deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

●	Shares issued by money market funds;

●	Shares issued by open-end funds other than reportable funds; and

●	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

“Supervised Person” means directors, officers, and partners of the adviser (or other persons occupying a similar status or performing a similar functions); employees of the adviser; and any other person who provides advice on behalf of the adviser and is subject to the adviser’s supervision and control.

COMPLIANCE PROCEDURES

COMPLIANCE WITH LAWS AND REGULATIONS

Supervised person of KWM must comply with applicable state and federal securities laws. Specifically, supervised persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

●	To defraud such client in any manner;

●	To mislead such client, including making any statement that omits material facts;

●	To engage in any act, practice or course of conduct that operates or would operate as a fraud or deceit upon such client;

●	To engage in any manipulative practice with respect to such client;

●	To engage in any manipulative practice with respect to securities, including price manipulation.

PROHIBITED PURCHASES AND SALES

INSIDER TRADING

Illegal insider trading refers generally to buying and selling a security, in breach of a fiduciary duty or other relationship of trust and confidence, while in possession of material, non-public information about the security. The SEC defines information as material if “there is a substantial likelihood that a reasonable shareholder would consider it important in making an investment decision.” Information is non-public if it has not been disseminated in a manner making it available to investors generally.

KWM strictly prohibits trading personally or on behalf of others, directly, or indirectly, based on the use of material, non-public or confidential information. KWM additionally prohibits the communicating of material non-public information to others in violations of the law. Employees who are aware of misuse of material non-public information should report such to the Chief Compliance Officer (“CCO”). This policy applies to all of KWM’s employees and associated persons without exception.

Please note that it is the SEC’s position that the term “material non-public information” relates not to issuers but also to the adviser’s securities recommendations and client securities holdings and transactions.

INITIAL PUBLIC OFFERINGS (“IPO”)

No access person or other employee may acquire, directly or indirectly, beneficial ownership in any securities in an IPO.

LIMITED OR PRIVATE OFFERINGS

No access person or other employee many acquire, directly or indirectly, beneficial ownership in any securities in a Limited or Private Offering without prior approval by the Kingsview Compliance Department.

MISCELLANEOUS RESTRICTION

BLACKOUT PERIODS

From time to time, representatives of KWM may buy or sell securities for themselves at or around the same time as clients. This may provide an opportunity for representatives of KWM to buy or sell securities before or after recommending securities to clients resulting in representatives profiting off the recommendations they provide to clients. Such transactions may create a conflict of interest. When similar securities are being bought or sold, KWM employees will either transact clients’ transactions before their own or will transact alongside client’s transactions in block or bunch trades.

MARGIN ACCOUNTS

Investment personnel are prohibited from purchasing securities on margin, unless pre-cleared by the Kingsview Compliance Department.

OPTION TRANSACTIONS

Investment personnel are prohibited from purchasing naked options, unless pre-cleared by the Kingsview Compliance Department.

SHORT SALES

Investment personnel are prohibited from selling any security short, in their own accounts, that is owned by any client of the firm, except for short sales “against the box”, unless pre-cleared by the Kingsview Compliance Department.

SHORT-TERM TRADING

Securities held in client accounts may not be purchased and sold, or sold and repurchased, within 30 calendar days by investment personnel. Kingsview Compliance may, for good cause shown, permit a short-term trade, but shall record the reasons and grant of permission with the records of the Code.

PROHIBITED ACTIVITIES

CONFLICTS OF INTEREST

KWM has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interest of its clients. A conflict of interest may arise if a person’s personal interest interferes, or appears to interfere, with the interests of KWM or its clients. A conflict of interest can arise whenever a person takes action or has an interest that makes it difficult for him or her to perform his or her duties and responsibilities of KWM honestly, objectively and effectively.

While it is impossible to describe all of the possible circumstances under which a conflict of interest may arise, listed below are situations that most likely could result in a conflict of interest and that are prohibited under this Code of Ethics:

●	Access persons may not favor the interest of one client over another client (e.g., larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated, accounts in which employees have made material personal investments, accounts of close friends or relatives or supervised persons). This kind of favoritism would constitute a breach of fiduciary duty;

●	Access persons are prohibited from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling securities.

Access persons are prohibited from recommending, implementing or considering any securities transaction for a client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest to present a material conflict, the investment personnel may not participate in any decision-making process regarding the securities of that issuer.

POLITICAL AND CHARITABLE CONTRIBUTIONS

Supervised persons that make political contributions, in cash or services, must report each such contribution to KWM Compliance who will compile, and report thereon as required under relevant regulations. Supervised persons are prohibited from considering the adviser’s current or anticipated business relationship as a factor in soliciting political or charitable donations.

GIFTS AND ENTERTAINMENT

Supervised persons shall not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, supervised persons shall not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm or the supervised person.

No supervised person may receive any gift, service, or other thing of more than de minimis value from any person or entity that does business with or on behalf of the adviser without prewritten pre-approval by Kingsview Compliance. No supervised person may give or offer any gift of more than de minimis value to existing clients, prospective clients, or any entity that does business with or on behalf of the adviser without written pre-approval by Kingsview Compliance. The annual receipt of gifts from the same source valued at $100 or less shall be consider de minims. Additionally, the receipt of an occasional dinner, a ticket to a sporting event or the theater, or comparable entertainment also shall be considered to be of de minimis value if the person or entity providing the entertainment is present.

All gifts, given and received, will be recorded in a log.

No supervised person may give or accept cash gifts or cash equivalents to or from a client, prospective client, or any entity that does business with or on behalf of the adviser.

Bribes and kickbacks are criminal acts, strictly prohibited by law. Supervised persons must not offer, give, solicit or receive any form of bribe or kickback.

SERVICE ON BOARD OF DIRECTORS

Supervised persons shall not serve on the board of directors of publicly traded companies absent prior authorization by Kingsview Compliance. Any such approval may only be made if it is determined that such board service will be consistent with the interests of the clients and of KWM, and that such person serving as a director will be isolated from those making investment decisions with respect to such company by appropriate procedures. A director of a private company may be required to resign, either immediately or at the end of the current term, if the client goes public during his or her term as director.

CONFIDENTIALITY

Supervised persons shall respect the confidentiality of information acquired in the course of their work and shall not disclose such information, except when they are authorized or legally obliged to disclose the information. They may not use confidential information acquired in the course of their work for their personal advantage. Supervised persons must keep information about clients (including former clients) in strict confidence, including the client’s identity (unless the client consents), the client’s financial circumstances, the client’s security holdings and advice furnished to the client by the firm.

PRE-CLEARANCE

For any activity where it is indicated in the Code of Ethics that pre-clearance is required, the following procedures must be followed:

●	Pre-clearance requests must be submitted by the requesting supervised person to KWM Compliance in writing. The request must describe in detail what is being requested and any relevant information about the proposed activity;

●	Compliance will respond in writing to the request as quickly as is practical, either giving an approval, or declination of the request, or requesting additional information for clarification;

●	Pre-clearance authorizations expire 48 hours after the approval, unless otherwise noted by Compliance on the written authorization response;

●	Records of pre-clearance requests and responses will be maintained by Compliance for monitoring purposes and ensuring the Code of Ethics is followed.

PERSONAL SECURITIES REPORTING AND MONITORING

ORION INFORM

Access persons must disclose all reportable account and holdings to KWM Compliance via the Inform module within Orion.

REPORTING CONFIDENTIALITY

Holding and transactions report will be held strictly confidential, except to the extent necessary to implement and enforce the provisions of the Code or to comply with request for information from government agencies.

EXCEPTIONS TO REPORTING REQUIREMENTS

Access persons do not need to disclose:

●	Any account with respect to securities held in accounts over which the access person had no direct or indirect influence of control;

REVIEW OF PERSONAL SECURITIES

KWM’s access personnel is subject to the recordkeeping requirements detailed above for personal accounts and all accounts in which its access person has any beneficial ownership in any reportable securities. For clarification, these terms are defined in this Code.

SMALL ADVISERS

If at any time KWM only has one access person, the person will not be required to submit reports but will maintain records of all holdings and transactions. It is assuming that all trades by the sole access person are reviewed as the trades are entered.

REPORTING VIOLATIONS AND WHISTLEBLOWER PROVISIONS

Supervised persons must report violations of the firm’s Code of Ethics promptly to the CCO. If the CCO is involved in the violation or is unreachable, supervised persons may report directly to the CCO’s supervisor or other firm principal. Reports of violations will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. Persons may report violations of the Code of Ethics on an anonymous basis. Examples of violations that must be reported include (but are not limited to):

●	Noncompliance with applicable laws, rules and regulations;

●	Fraud or illegal acts involving any aspect of the firm’s business;

●	Material misstatements in regulatory filings, internal books and records, client records or reports;

●	Activity that is harmful to clients, including fund shareholders;

●	Deviations from required controls and procedures that safeguard clients and the firm; and

●	Violations of the firm’s Code of Ethics.

No retribution will be taken against a person for reporting, in good faith, a violation or suspected violation of this Code of Ethics.

Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of the Code.

CERTIFICATION OF COMPLIANCE

INITIAL CERTIFICATION

The firm is required to provide supervised persons with a copy of this Code. Supervised persons are to certify in writing that they have: (a) received a copy of this Code; (b) read and understand all provisions of this Code; and (c) agreed to comply with the terms of this Code.

ACKNOWLEDGE OF AMENDMENTS

The firm must provide supervised persons with any amendments to this Code and supervised persons must certify in writing that they have received, read, understood and agree to comply with the amendments to this Code.

ANNUAL CERTIFICATION

Supervised persons must annually certify that they have read, understood and complied with this Code of Ethics and the supervised person has made the reports required by this Code and has not engaged in any prohibited conduct.